UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2014

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-53461	26-0592672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

#562 – 800 15355 24th Avenue, Surrey, British Columbia,	V4A 2H9
Canada
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(604) 560-1503

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

Effective March 25, 2014, Mantra Venture Group Ltd. (“we”, “us”, “our”, “Mantra”), through its subsidiary Mantra Energy Alternatives Ltd., has entered into Letter of Engagement with BC Research Inc. pursuant to which BC Research has undertaken to design, engineer and build Mantra’s Electrochemical Reduction of Carbon Dioxide (“ERC”) demonstration unit. Based in Vancouver, British Columbia, BC Research is the technology commercialization and innovation center of NORAM Engineering and Constructors Ltd., a globally active firm which provides innovative solutions and engineering and equipment packages to the chemical, pulp and paper, minerals processing and electrochemical industries.

The BC Research facility houses a wet chemical laboratory and over 10,000 square feet of pilot plant space, and is where Mantra is performing its ongoing research and development work on ERC. Pursuant to the Letter of Engagement BC Research (in collaboration with NORAM) has been engaged to engineer, design and build Mantra’s ERC demonstration unit for the estimated cost of CAD$360,000 (approximately USD$326,000). Engineering and design services for the project will be provided primarily by NORAM engineers and scientists. Mantra has delivered the first payment installment of $190,000 to BC Research and, as at the date of this report, project work has commenced and is estimated to take 24 weeks. Mantra may terminate the agreement at any time and will retain all prior-owned and new intellectual property related to the project.

Item 9.01         Financial Statements and Exhibits

10.1	Letter of Engagement with BC Research dated March 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANTRA VENTURE GROUP LTD.

/s/Larry Kristof
Larry Kristof
President, Chief Executive Officer, Chief Financial
Officer, Secretary, Treasurer and Director

Date March 31, 2014